Exhibit 10.1

STI Multipliers for Fiscal Year 2020

Management Tier	EPS Growth Multiplier	FCF Multiplier	Maximum Payment Cap (% Base Salary)
Chief Executive Officer	4.500	0.1500	100%
Other Named Executive Officers	3.375	0.1125	75%